FULTON FINANCIAL
CORPORATION

2017 Dodd-Frank Act Stress Test (DFAST) Results
October 2017

(Stress Testing Results Covering the Time Period January 1, 2017 through March 31, 2019 for Fulton Financial Corporation under a Hypothetical Severely Adverse Economic Scenario)

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, including forecasts of our results of operations, financial condition and regulatory capital levels under hypothetical scenarios that are based on a set of assumed economic and financial conditions defined by our regulators. The forecasts are not intended to be our forecast of expected future economic or financial conditions or our forecast of the Corporation’s expected future results of operations, financial condition and regulatory capital levels, but rather reflect possible results under the defined hypothetical scenarios. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond our control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Many factors could affect future financial results including, without limitation, those risks and other factors listed from time to time in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on such forward-looking statements.

INTRODUCTION
Fulton Financial Corporation (“Fulton”) today released the results of its annual company-run stress test conducted in accordance with regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve”) and under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“DFA”).

Fulton submitted its annual company-run stress test to the Federal Reserve on July 27, 2017. The stress test included capital and financial forecasts over a nine-quarter horizon under three hypothetical economic scenarios: Baseline, Adverse and Severely Adverse. These supervisory scenarios included 16 domestic macroeconomic variable and interest rate assumptions (“Stress Test Assumptions”) provided by the Federal Reserve in February 2017.

This disclosure includes Fulton’s stress test results under the Severely Adverse economic scenario. Unless otherwise noted, results span the nine‐quarter timeframe beginning January 1, 2017 and ending March 31, 2019. The information contained within this disclosure has been prepared in accordance with the Federal Reserve’s regulations.

Any differences in the presentation of information concerning Fulton contained herein relative to how it presents such information for other purposes is solely due to the DFA stress test requirements. The information presented herein does not, in any way, reflect changes to Fulton’s business plans or strategy. The forecasts contained herein represent hypothetical estimates that involve an economic outcome under a Severely Adverse scenario developed by the Federal Reserve and, accordingly, these estimates are not forecasts of expected losses, revenues, net income before taxes, or capital ratios.

The stress testing requirements are specified by the regulations, but the processes and modeling methodologies used in the stress test are specific to Fulton. Fulton’s results are not directly comparable to those disclosed by other bank holding companies since modeling techniques, processes and assumptions could differ significantly across companies.

Fulton’s DFA stress test results, given the hypothetical Severely Adverse economic scenario specified by the Federal Reserve, suggest Fulton would maintain sufficient capital to remain “Adequately Capitalized” throughout the nine-quarter forecasting horizon.

SUMMARY OF STRESS TEST RESULTS

Capital
The following table summarizes the forecasted capital ratios in the Severely Adverse scenario in comparison to December 31, 2016 and regulatory minimums:

	Regulatory Capital			Regulatory Assets		Capital Ratios
				Leverage		Leverage	Risk-Based Ratios
(dollars in millions)	CE Tier 1	Tier 1 RB	Total RB	Assets	RWA	Ratio	CE Tier 1	Tier 1	Total

Basel III Minimum Ratios:
Adequately Capitalized						4.00%	4.50%	6.00%	8.00%
With Capital Buffer (1)						N/A	7.00%	8.50%	10.50%

Estimates/Forecasts:
12/31/16 Actual	$1,637	$1,637	$2,075	$18,194	$15,691	9.00%	10.43%	10.43%	13.22%
3/31/19 Forecast (2)	1,232	1,232	1,698	22,176	15,743	5.56%	7.83%	7.83%	10.78%

03/31/19 Forecast vs:
12/31/16 Actual	$(405)	$(405)	$(377)	$3,982	$52	(3.44)%	(2.60)%	(2.60)%	(2.44)%
Adequately Capitalized	524	288	438	N/A	N/A	1.56%	3.33%	1.83%	2.78%
With Capital Buffer (1)	132	(105)	44	N/A	N/A	N/A	0.83%	(0.67)%	0.28%

(1) Basel III adequately capitalized minimums, plus 250 basis point capital conservation buffer, which will be fully phased in by 2019. The capital conservation buffer is not applicable to the Leverage Ratio.

(2) Capital ratios at 03/31/19 are also the lowest result for any quarter over the nine-quarter forecast period.
CE Tier 1 = "Common Equity Tier 1"; Tier 1 RB = "Tier 1Risked-Based"; Total RB = "Total Risk-Based'; RWA = "Risk-Weighted Assets"

The following table presents the cumulative changes in regulatory capital, risk-weighted assets (“RWA”) and leverage assets from December 31, 2016 to March 31, 2019 in the Severely Adverse scenario:

	Regulatory Capital			Regulatory Assets		Capital Ratios
				Leverage		Leverage	Risk-Based Ratios
(dollars in millions)	CE Tier 1	Tier 1 RB	Total RB	Assets	RWA	Ratio	CE Tier 1	Tier 1	Total

As of December 31, 2016	$1,637	$1,637	$2,075	$18,194	$15,691	9.00%	10.43%	10.43%	13.22%

Net loss	(257)	(257)	(257)
Shareholder dividends	(103)	(103)	(103)
Disallowed DTA	(76)	(76)	(76)
Other	31	31	59
Balance sheet changes	—	—	—	3,982	52

As of March 31, 2019	$1,232	$1,232	$1,698	$22,176	$15,743	5.56%	7.83%	7.83%	10.78%

No capital actions are included in in the forecast horizon, other than the payment of shareholder dividends.

Fulton’s regulatory capital ratios are forecasted to decrease from December 31, 2016 to March 31, 2019 mainly as a result of a net decline in capital levels, due to the following:

•	$257 million of net losses over the forecast horizon

•	$103 million of shareholder dividends

•	$76 million of disallowed deferred tax assets (“DTA’s”)

Shareholder dividends were reduced beginning in the 5th quarter of the nine-quarter forecast horizon to reflect the fact that, beginning in this quarter, regulatory restrictions on the amount of dividends that Fulton’s subsidiary banks could pay would be triggered. These subsidiary bank dividends provide funding for the payment of Fulton’s dividends to its shareholders. The total reduction in dividends was approximately $70 million and resulted in a 45 basis point increase in the Total Risk-Based capital ratio.

For the Risk-Based capital ratios, the impact of lower capital levels on the calculated capital ratios was somewhat mitigated by only a minimal decrease in RWA. However, leverage assets increased significant over the forecast horizon, resulting in additional decreases in the Leverage capital ratio.

Income Statement
Cumulative revenue, losses and net income from January 1, 2017 to March 31, 2019 in the Severely Adverse scenario are presented below:

		Millions of	% of Average
		Dollars	Assets (1)
Pre-provision net revenue (2)		$374.83	1.82%

Less:	Provision for loan and lease losses	(852.11)	(4.13)%
Net loss before income taxes		(477.28)	(2.32)%
Income tax benefit		(220.04)	(1.07)%
Net loss		$(257.24)	(1.25)%

1)	Average assets represent the nine-quarter average of total assets under the severely adverse scenario.

2)	Pre-provision net revenue (“PPNR”) includes losses from operational risk events, mortgage repurchase expenses and other real estate owned costs.

Loan Losses
Cumulative forecasted net charge-offs from January 1, 2017 to March 31, 2019 in the Severely Adverse scenario, by portfolio, are as follows:

	Millions of	Portfolio
	Dollars	Loss Rate (1)
Commercial real estate	$163.28	2.9%
Commercial and industrial	96.99	4.6%
Construction loans	62.06	10.4%
Closed-end first lien mortgage	85.28	4.3%
Junior lien mortgage and home equity LOC	34.29	2.2%
Consumer loans	52.12	18.7%
Other loans and leases	75.70	2.9%
Total loan and lease net charge-offs	$569.72	3.8%

1)	Calculated by dividing the nine-quarter cumulative net charge-offs by the average loan and lease balances for each portfolio over the same period.

DESCRIPTION OF THE SEVERELY ADVERSE ECONOMIC SCENARIO
The Severely Adverse economic scenario is characterized by a severe global recession and heightened stress in the corporate loan and commercial real estate markets. U.S. real gross domestic product begins to decline in the first quarter of 2017 and reaches a trough in the second quarter of 2018 that is about 6.5% below the pre-recession peak. The unemployment rate increases by about 5.25%, to 10.0%, by the third quarter of 2018. Headline consumer price inflation falls to about 1.25% at an annual rate by the second quarter of 2017 and then rises to about 1.75% at an annual rate by the middle of 2018.

As a result of the severe decline in real activity, short-term Treasury rates fall and remain near zero through the end of the scenario period. The 10-year Treasury yield drops to 0.75% in the first quarter of 2017, rising gradually thereafter to around 1.5% by the first quarter of 2019 and to about 1.75% by the first quarter of 2020. Financial conditions in corporate and real estate lending markets are stressed severely. The spread between yields on investment-grade corporate bonds and yields on long-term Treasury securities widens to about 5.5% by the end of 2017, an increase of 3.5% relative to the fourth quarter of 2016. The spread between mortgage rates and 10-year Treasury yields widens to over 3.5% over the same time period.

Asset prices drop sharply in this scenario. Equity prices fall by 50% through the end of 2017, accompanied by a surge in equity market volatility, which approaches the levels attained in 2008. House prices and commercial real estate prices also experience large declines, with house prices and commercial real estate prices falling by 25% and 35%, respectively, through the first quarter of 2019.

DESCRIPTION OF TYPES OF RISK INCLUDED IN THE STRESS TEST
From a financial institution’s perspective, risk is the potential that events, expected or unexpected, may have an adverse effect on earnings, capital, or franchise/enterprise value. Fulton has defined eight categories of risk in its Enterprise Risk Management Policy as the key risks most significant to Fulton. These categories are not mutually exclusive and any product or service may expose Fulton to multiple risks. Risks may also be interdependent; for example, an increase in one type of risk may cause an increase in others.

The presence of risk is not necessarily a reason for concern as long as the risk is effectively managed. As a financial institution, Fulton must determine whether the risks it assumes are warranted and are within the boundaries expressed by its Risk Appetite Statement. Generally, a risk is warranted when it is identified, understood, measured, monitored, and controlled as part of a deliberate risk/reward strategy.

The major categories of risk incorporated into Fulton’s risk management framework and used in both capital planning and DFAST are as follows (“Risk Categories”):

1.
Strategic Risk: The potential impact on earnings and capital arising from adverse business decisions, improper implementation of decisions, or lack of responsiveness to industry changes. This risk is a function of the compatibility of strategic goals, the business strategies developed to achieve those goals, the resources deployed against those goals and the quality of implementation. Strategic risk considers the need to ensure that the strategic goals and objectives are clearly defined and executed, and that these goals and objectives align with the risk appetite.

2.
Credit Risk: The risk that arises from the potential that a borrower or counterparty will fail to perform on an obligation. Credit risk considers the connection between the extension of credit and earnings volatility resulting from large single or significant ongoing losses. Credit risk reflects the quantity of existing and potential credit exposure associated with the loan and investment portfolios, concentrations within those portfolios, other real estate owned, and other assets, as well as off-balance sheet transactions.  The ability of management to identify, measure, monitor, and control credit risk is also reflected here.  The evaluation of credit risk should consider the adequacy of the allowance for loan and lease losses and weigh the exposure to counterparty, issuer, or borrower default under actual or implied contractual agreements.

3.
Market Risk: The risk resulting from adverse movements in market rates or prices, such as interest rates, foreign exchange rates, commodity, or equity prices. Market risk considers the aggregate amount of market exposure acceptable in pursuit of stakeholder objectives. Market risk primarily encompasses structural interest rate risk within the balance sheet. The sensitivity to market risk component reflects the degree to which changes in interest rates, foreign exchange rates, commodity prices, or equity prices can adversely affect a financial institution's earnings or economic capital.

4.
Liquidity Risk: The potential that Fulton will be unable to meet its obligations as they come due because of an inability to liquidate assets or obtain adequate funding or that it cannot easily unwind or offset specific exposures without experiencing significant economic losses.

5.
Operational Risk: The potential that inadequate information systems, operational problems, breaches in internal controls, fraud or unforeseen catastrophes will result in unexpected losses. Operational risk is the risk resulting from inadequate or failed internal processes, people and systems or from external events. Operational risk relates to the potential disruption in service or product delivery.

6.
Legal Risk: The potential that actions against Fulton that result in unenforceable contracts, lawsuits, legal sanctions, or adverse judgments can disrupt or otherwise negatively affect the operations or condition of Fulton.

7.
Compliance and Regulatory Risk: The risk to current or anticipated earnings or capital arising from violations of, or failure to conform to or comply with, Laws and Regulations, internal policies and procedures and related practices, or ethical standards. Compliance Risk may also arise in situations where the laws or rules governing the Fulton’s products, services, or other activities may be ambiguous or untested. Compliance Risk also considers the potential for consumers to suffer economic loss or other harm as a result of a violation of consumer financial law. Compliance Risk exposes Fulton to potential fines, civil money penalties, payment of damages, and the voiding of contracts and may cause damage to reputation, reduce franchise/enterprise value, limit business opportunities, reduce expansion potential, and harm ability to enforce contracts.

8.
Reputational Risk: The risk of potential loss of goodwill among shareholders, customers and other constituencies that results in the loss of economic value of Fulton. The risk arising from a negative opinion is inherent in all bank activities and hence any one of the afore-defined risks may contribute to reputational risk and damage.

DESCRIPTION OF METHODOLOGIES USED IN THE STRESS TEST
Overseen by Fulton’s board of directors and executive level risk committees, Fulton’s stress testing methodology employs both quantitative and qualitative estimation techniques. Where applicable and practical, quantitatively derived econometric models are used to estimate pre-provision net revenue (“PPNR”) and credit losses. In determining when to use quantitative models, the balance sheet and income statement are reviewed in terms of the primary risk categories referenced above. In general, line items determined to be material in nature are initially estimated using quantitative models. Management engages in a process that challenges assumptions that are based on or embedded in historical data to ensure that the stress test is not constrained by past experience. This is particularly important when historical data does not contain stressful periods or if the specific characteristics of the scenarios are unlike the conditions in the available historical data.
Balance Sheet
Balance sheet growth, driven mainly by loans and deposits, was initially forecast based on a quantitative approach using an analysis of relationships between historical balance changes and the historical performance of the Stress Test Assumptions.

The forecasting process began with the application of a statistical framework. Regression analysis was performed using historical quarter-end balances from March 2001 to December 2016 as the dependent variable and the Stress Test Assumptions as the independent variables. Single-factor analysis was first performed to provide critical information about the usability of particular variables as the dependent variables in the multi-factor analysis stage. The results from single-factor analysis were referenced during the multi-factor analysis phase to narrow down the list of variable combinations.

Upon completion of the single-factor analysis, linear regression was utilized to estimate balance growth based on the Stress Test Assumptions. All combinations of macroeconomic factors were tested to find the top combination of variables that were most predictive and explanatory of the product balance history of each corresponding portfolio. Factors in selecting the appropriate combination of variables included consistency of directionality, probability distribution, interpretive validity, and weighting of variables.

Although the regression part of the analysis is statistically driven, there is still some judgment needed to determine whether the regression results suggest that a particular variable is suitable. Judgment is also needed to determine the qualitative overlays applied to the quantitative results that are necessary to produce the most appropriate estimates. An important aspect of the forecasting process is the evaluation and challenge of conventional assumptions and processes to ensure that the forecast considers the context of past experience and that the results are reasonable.

Credit Losses
Fulton used models to generate net charge-off or non-accrual migration predictors for each loan type. Fulton’s credit loss models used both correlated historical loan risk migration data and historical and peer bank data, supplemented by judgment on applicable economic variables for each loan type.

The Stress Test Assumptions were supplemented by custom, regional-level macroeconomic factors that are specific to Fulton’s lending footprint. Combined, these assumptions were used as the basis to predict the losses based on Fulton’s historical net charge-off data.

The modeling process consisted of two steps, single-factor and multi-factor analysis. In the single-factor statistical analysis step, all combinations of the macroeconomic factors and the net charge-off series were tested to determine whether the dependent variables were suitable for multi-factor modeling. The net charge-off series passed this test. In the multi-factor statistical analysis step, an exhaustive list of all potential model predictors was generated and the models were optimized for predictive power, intuitive directionality, temporal stability, and model validity.

Analysis was also conducted to test the sensitivity of the models to individual macroeconomic factors and benchmark the models’ projections to results from banks that have publicized their stress testing results. Each of the final models and model variations passed all internal verification tests without major issues.

With the models constructed and verified, the final step was to apply the models to Fulton’s own historical data through a volatility scaling process. This process applied the trend of the model-predicted values and the volatility of Fulton’s historical data to generate realistic loss rates.

Interest Rates and Net Interest Income
Spreads of interest rates compared to indices (i.e. Treasury, London Interbank Offering Rate, etc.) were produced for various maturity categories based on a regression analysis of historical data, to produce interest rate tables used in balance sheet and net interest income modeling. The process provided the relationship between different points on the curves of relevant indices for use in the pricing of financial instruments on Fulton’s balance sheet. From this data, a term structure curve for each corresponding rate type was determined, using interpolation to provide rates for the maturities not otherwise provided in the Stress Test Assumptions.

Non-Interest Income and Expense
These components of PPNR were forecast using a qualitative methodology. Quantitative forecasts were not used as non-interest income and expense are strongly impacted by management decisions that would be made to manage through the economic environment of the Severely Adverse scenario.

Regulatory Capital and Assets
Regulatory capital was forecast using December 31, 2016 actual amounts and increasing or decreasing for forecasted activity over the nine-quarter horizon. The most significant drivers of changes in regulatory capital levels include: net income or loss, shareholder dividends, disallowed DTA’s and the phase-out of regulatory capital treatment for certain capital instruments. No capital actions were assumed.

RWA were forecast using December 31, 2016 actual amounts and increasing or decreasing for forecasted changes in the balance sheet, with the appropriate regulatory risk-weighting applied to such changes. Leverage assets were forecast based on the balance sheet forecast.

ABOUT FULTON FINANCIAL CORPORATION
Fulton is a multi-bank financial holding company headquartered in Lancaster, PA, with approximately $19.6 billion in total assets as of June 30, 2017. Fulton is located primarily in suburban or semi-rural geographical markets throughout a five-state region (Pennsylvania, Delaware, Maryland, New Jersey and Virginia). Fulton is located in areas that are home to a wide range of manufacturing, distribution, health care and other service companies. It is not dependent upon one or a few customers or any one industry. Fulton offers a full range of consumer and commercial banking products and services in its local market area. Commercial banking services are provided to small and medium sized businesses (generally with sales of less than $150 million) in Fulton’s market areas. Investment management, trust, brokerage, insurance and investment advisory services are offered to consumer and commercial banking customers throughout the Fulton’s markets.